UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 14, 2022

_________________

WIDEPOINT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33035	52-2040275
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11250 Waples Mill Road, South Tower 210, Fairfax, Virginia	22030
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (703) 349-2577

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Securities Registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, $0.001 par value per share	WYY	NYSE American

Item 5.02(c) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2022, WidePoint Corporation (the “Company”) appointed Robert J. George as its Chief Financial Officer effective April 1, 2022, replacing Kellie Kim, who previously announced her retirement in November 2021.

Prior to his appointment as the Company’s Chief Financial Officer, Mr. George, age 58, served as the Chief Financial Officer of Exovera, LLC, a wholly-owned technology subsidiary of U.S. defense contractor SOS International LLC (SOSi) since December 2020.  Mr. George joined SOSi in 2016 as its Vice President for Corporate Development before being named Chief Financial Officer. Before SOSi, he served as Director of Corporate Development at Exelis, Incorporated, a defense electronics, systems, and services company, from December 2011 to May 2015. He also worked for Computer Sciences Corporation (CSC), serving as the Director of Corporate Development. Mr. George also spent five years at OAO Technology Solutions Inc., serving as Vice President, Controller, Chief Accounting Officer, and Corporate Development Director. He also spent 11 years with the accounting firms Aronson & Company and Ernst & Young LLP. Mr. George passed the CPA exam in the State of Maryland in 1988 and has a Bachelor of Science in Accounting from the University of Maryland.

The Company entered into an employment agreement with Mr. George with an initial term until December 31, 2024 providing the following: (i) an annual base salary of $275,000; (ii) an annual target bonus opportunity equal to 50% of the base salary (with a maximum of 100% of base salary) based on the Company achieving performance goals determined by the Compensation Committee of the Board of Directors (payable one-half in cash and one-half in common stock of the Company); (iii) a restricted stock grant of 10,000 shares vesting only if certain performance goals are met, (iv) participation in the Company’s employee benefit plans and (v) four (4) weeks of vacation. (vi) the employment agreement also provides for a cash payment of $25,000 after six months of employment. The employment agreement contains severance provisions which provide that upon the termination of his employment without Cause (as described in the employment agreement) or his voluntary resignation for a Good Reason (as described in the employment agreement).  If Mr. George is terminated without Cause or for Good Reason prior to the first anniversary of the employment agreement, he will receive severance compensation payable in a lump-sum of cash equal to six (6) months of base salary and a pro rata bonus amount.  If Mr. George is terminated without Cause or for Good Reason after the first anniversary of the employment agreement, he will receive severance compensation payable in a lump-sum of cash equal to twelve (12) months of base salary and a pro rata bonus amount.  Any severance payments are conditioned the execution of a general release in favor of the Company.

There are no family relationships between Mr. George and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. George that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Mr. George and the employment agreement are filed herewith as Exhibits 99.1 and 10.1, respectively, and the foregoing description is qualified by reference to the full text thereof.

Item 9.01(d) Financial Statements and Exhibits.

Exhibit 10.1	Employment Agreement dated as of March 14, 2022
Exhibit 99.1	Press Release dated March 14, 2022
104	Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIDEPOINT CORPORATION

Date: March 14, 2022	By:	/s/ Jin Kang
Jin Kang
Chief Executive Officer

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